Exhibit 23.3                      Consent of Hilario Santos Sosa

HILARIO SANTOS SOSA. P.Geo.

CONSENT OF PROFESSIONAL GEOLOGIST

I hereby consent to the inclusion and reference of the repot “Geological Report on Olympia Gold Claim” dated February 2013 in the Registration Statement on Form S-1 to be filed by Mineria Y Exploraciones Olympia. Inc. with the United States Securities and Exchange Commission and any additional filings such as Form 10-Ks and 10-Qs and annual report to shareholders.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement on Form S-1.

Dated the 27th day of May, 2013

  “Hilario Santos Sosa”
Hilario Santos Sosa, Professional Geologist